EXHIBIT 16

Sarissa Capital Believes Amarin Stock Is Meaningfully Undervalued and Has Increased Its Ownership

Sarissa sees turnaround in progress but it will take time

Sarissa has not sold any Amarin shares

Greenwich, CT, December 4, 2023 - Sarissa Capital Management LP (“Sarissa”) today issued the following statement regarding Amarin Corporation plc (NASDAQ: AMRN):

Sarissa believes Amarin’s stock is significantly undervalued. We continue to believe in both the tremendous value of Vascepa/Vazkepa to cardiovascular patients worldwide and the market opportunity. We are very upset that the stock has remained low. We expect that over time that value will be reflected in the stock price. We hope that recent progress detailed below will cause the stock to begin to reflect the value we think it has.

We remain long-term shareholders and have been purchasing shares at these depressed prices, as will be detailed in tomorrow’s 13D filing. We have never sold any shares of Amarin and have only increased our position since we made the investment.

Since reconstituting the board nine months ago, Amarin has made significant progress to strengthen its business operations and corporate governance and to remake the company for shareholders:

●	Reorganizing the leadership team under new CEO Patrick Holt with his international leadership and turnaround operating experience
●	Streamlining the U.S. business to maximize cash flows
●	Reworking Europe’s commercial infrastructure and pricing and reimbursement activities to be more effective and cost-efficient in key markets
●	Achieving national reimbursement approvals and launches of Vazkepa in Europe, including in Spain, Netherlands, and Scotland, as well as in China through EddingPharm
●	Securing multiple international partnership deals, including in Australia/New Zealand, South Korea and Southeast Asia, to grow Vazkepa globally

In Sarissa’s experience, turning around companies takes time. We are pleased with the progress that Amarin has made to date and expect the value to be reflected in the stock price over time. We share all shareholders’ frustration in the low stock price.

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of U.S. securities laws, including, but not limited to, expectations regarding Amarin’s stock value and financial performance, metrics, and initiatives, including beliefs about the overall world-wide market potential of VASCEPA/VAZKEPA. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. A list and description of these risks, uncertainties and other risks associated with an investment in Amarin can be found in Amarin's filings with the U.S. Securities and Exchange Commission, including Amarin’s annual report on Form 10-K for the year ended December 31, 2022. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by applicable law, Sarissa will not undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

Contact:	Dayna Packes Sarissa Capital Management LP info@sarissacap.com